EXHIBIT 3.1

RESTATED ARTICLES OF INCORPORATION

OF

SCIVANTA MEDICAL CORPORATION

Scivanta Medical Corporation (the “Corporation”), a corporation organized under the laws of the State of Nevada on October 31, 2001, hereby restates its Articles of Incorporation, to embody in one document its original articles and the subsequent amendments thereto, pursuant to Section 78.403 of the Nevada General Corporation Law.

ARTICLE I
NAME OF CORPORATION

The name of the Corporation is Scivanta Medical Corporation.

ARTICLE II
SHARES

The amount of the total authorized capital stock of the Corporation is 100,000,000 shares of common stock, par value $.001 per share. Each share of common stock shall have one (1) vote. Such stock may be issued from time to time without any action by the stockholders for such consideration as may be fixed from time to time by the board of directors, and shares so issued, the full consideration for which has been paid or delivered, shall be deemed the full paid up stock, and the holder of such shares shall not be liable for any further payment thereof. Said stock shall not be subject to assessment to pay the debts of the Corporation, and no paid-up stock and no stock issued as fully paid, shall ever be assessed or assessable by the Corporation.

The Corporation is authorized to issue 100,000,000 shares of common stock, par value $.001 per share.

ARTICLE III
DIRECTORS

The members of the governing board of the Corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the bylaws of the Corporation, provided that the number of directors shall not be reduced to less than one (1).

ARTICLE IV
GENERAL

A.  The board of directors shall have the power and authority to make and alter, or amend, the bylaws, to fix the amount in cash or otherwise, to be reserved as working capital, and to authorize and cause to be executed the mortgages and liens upon the property and franchises of the Corporation.

B.  The board of directors shall, from time to time, determine whether, and to what extent, and at which times and places, and under what conditions and regulations, the accounts and books of the Corporation, or any of them, shall be open to inspection of the stockholders; and no stockholder shall have the right to inspect any account, book or document of the Corporation except as conferred by the Statutes of Nevada, or authorized by the directors or any resolution of the stockholders.

C.  No sale, conveyance, transfer, exchange or other disposition of all or substantially all of the property and assets of this Corporation shall be made unless approved by the vote or written consent of the stockholders entitled to exercise two-thirds (2/3) of the voting power of the Corporation.

D.  The stockholders and directors shall have the power to hold their meetings, and keep the books, documents and papers of the Corporation outside of the State of Nevada, and at such place as may from time to time be designated by the bylaws or by resolution of the board of directors or stockholders, except as otherwise required by the laws of the State of Nevada.

E.  The Corporation shall indemnify each present and future officer and director of the Corporation and each person who serves at the request of the Corporation as an officer or director of the Corporation, whether or not such person is also an officer or director of the Corporation, against all costs, expenses and liabilities, including the amounts of judgments, amounts paid in compromise settlements and amounts paid for services of counsel and other related expenses, which may be incurred by or imposed on him in connection with any claim, action, suit, proceeding, investigation or inquiry hereafter made, instituted or threatened in which he may be involved as a party or otherwise by reason of any past or future action taken or authorized and approved by him or any omission to act as such officer or director, at the time of the incurring or imposition of such costs, expenses, or liabilities, except such costs, expenses or liabilities as shall relate to matters as to which he shall in such action, suit or proceeding, be finally adjudged to be liable by reason of his negligence or willful misconduct toward the Corporation or such other corporation in the performance of his duties as such officer or director, as to whether or not a director or officer was liable by reason of his negligence or willful misconduct toward the Corporation or such other corporation in the performance of his duties as such officer or director, in the absence of such final adjudication of the existence of such liability, the board of directors and each officer and director may conclusively rely upon an opinion of legal counsel selected by or in the manner designated by the board of directors. The foregoing right of indemnification shall not be exclusive of other rights to which any such officer or director may be entitled as a matter of law or otherwise, and shall inure to the benefit of the heirs, executors, administrators and assigns of each officer or director.

The undersigned officer of the Corporation has been authorized to sign this Restated Articles of Incorporation by resolutions of the board of directors adopted by unanimous written consent on January 4, 2007. These Restated Articles of Incorporation correctly sets forth the text of the Articles of Incorporation as amended to the date of this Restated Articles of Incorporation.

The undersigned authorized officer of the Corporation has executed this Restated Articles of Incorporation, certifying that the facts herein stated are true, this 23rd day of January, 2007.

/s/ Thomas S. Gifford
Thomas S. Gifford, Executive Vice President, Chief Financial Officer and Secretary